Adamis Pharmaceuticals Corporation 8-K

Loan No. ______________

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is executed as of the date set forth below, by and between ADAMIS PHARMACEUTICALS CORPORATION, a Delaware corporation having an address at 11682 El Camino Real, Suite 300 San Diego, CA 92130 (“Borrower”), and BEAR STATE BANK, N.A., a national banking association with an office located at 900 South Shackleford Road, Suite 401, Little Rock, Arkansas 72211, its successors and assigns (“Lender”), as follows:

W I T N E S S E T H:

WHEREAS, Borrower has requested Lender to make a business loan to Borrower, pursuant to the Note (as that term is defined below), in a principal sum not to exceed Two Million and No/100 United States Dollars ($2,000,000.00) (the “Loan”). Lender has agreed to make the Loan on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises recited and of the covenants, agreements and provisions herein set forth, Lender and Borrower agree as follows:

ARTICLE ONE: DEFINITION OF TERMS

1.1	Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

(a)	“Business Day” shall mean a day when Lender is open for business.

(b)	“Collateral” collectively means:

(i)	The following Instrument:

(A) that certain Promissory Note dated March 28, 2016, from U.S. Compounding, Inc., an Arkansas corporation (“USC”), in favor of Borrower, in the principal amount of up to Two Million and No/100 United States Dollars ($2,000,000.00)(the “USC Note”);

(ii)         All Accounts of Borrower currently or hereafter existing relating to Borrower’s rights under the USC Note; and all rights now or hereafter existing in and to all security agreements and other documents securing or otherwise relating to any such Accounts (collectively, the “Accounts”); and all General Intangibles or Payment Intangibles currently or hereafter existing relating to Borrower’s rights under the USC Note;

(iii)        Any and all substitutions and replacements therefor, and all product and proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included; and

 (iv)          All deeds of trust, mortgages or other instruments of debt, pledge or hypothecation evidencing or securing the USC Note, if any.

(c)           “Default” or “Event of Default” shall mean the occurrence of any such event set forth in Article X hereof.

(d)           “Loan Documents” shall mean this Agreement and all documents executed in connection with or pursuant hereto, or whether executed prior to or contemporaneously herewith, or subsequent to the execution hereof, including, without limitation, the Note, the Security Agreement, the Warrant, and all other security agreements, documents, agreements, and other instruments contemplated hereby, executed pursuant hereto, or in connection herewith.

(e)           “Note” shall mean the Line of Credit Promissory Note [Closed End Multiple Advance Note] which evidences the business loan from Lender to Borrower in the principal amount of Two Million and No/100 United States Dollars ($2,000,000.00).

(f)            “Obligations” shall mean the indebtedness evidenced by the Note, and all renewals and extensions thereof and all interest accruing thereon and attorneys’ fees incurred in the enforcement or collection of the Note as well as the obligations imposed upon Borrower by the terms of this Loan Agreement.

(g)           “Related Party” shall mean any partnership, limited partnership, limited liability company, corporation or trust: (a) which now or hereafter, directly or indirectly, even if through one or more intermediaries, controls, or is controlled by, or is under common control with, Borrower, or (b) which now or hereafter beneficially owns or holds fifty percent (50.0%) or more of the capital stock of Borrower, or fifty percent (50.0%) or more of the capital stock of any other Related Person defined herein, or (c) fifty percent (50.0%) or more of the capital stock, partnership interest or other form of ownership interest which is beneficially owned or held by Borrower or any of the entities named herein. For purposes hereof, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting stock or interests, by contract or otherwise.

(h)           “Security Agreement” shall mean that certain Security Agreement, executed of even date herewith, by Borrower in favor of Lender, whereby Borrower pledges, grants, bargains, sells, conveys and assigns to Lender a first priority security interest in the Collateral.

(i)            “USC Loan Documents” shall mean, collectively, any document which evidences or secures the USC Note.

(j)            “Warrant” shall mean that certain Common Stock Purchase Warrant, Adamis Pharmaceuticals Corporation dated on or about the date of this Agreement and entered into between Borrower and Lender.

(k)           All other terms used herein shall have the meanings as otherwise stated herein.

ARTICLE II: THE LOAN

2.1           Loan; Interest Rate. Subject to the terms and conditions herein set out, Lender agrees and commits to loan to Borrower the principal amount of Two Million and No/100 United States Dollars ($2,000,000.00). Each advance pursuant to this Section 2.1 shall be made upon the request of Borrower to Lender, specifying the date and amount thereof. All advances hereunder shall be made by depositing the same to the checking account of Borrower at Lender and such sums may be immediately withdrawn without limitation and without any requirement that Borrower maintain any deposit account balance with Lender.

Borrower shall execute and deliver to Lender the Note of even date herewith. The interest rate charged pursuant to this Loan Agreement and the Note shall bear interest as set forth in the Note.

Repayment of the indebtedness represented hereby and by the Note shall be as follows:

Commencing on April 1, 2016, and on the first (1st) day of each July, October, and January, through and including March 1, 2017, Borrower shall pay to Lender payments of accrued and unpaid interest only, with the entire outstanding principal balance, all accrued and unpaid interest and all other sums payable pursuant to the Note, this Agreement, or any of the other Loan Documents being absolutely and unconditionally due and payable on March 1, 2017 (the “Maturity Date”), unless sooner provided.

 Borrower acknowledges and understands the rate of interest to be charged pursuant to this Agreement and the Note is not represented by Lender to be the lowest or among the lowest rates of interest charged by Lender to other borrowers, instead being understood and agreed by Borrower to represent a rate voluntarily requested and agreed to by Borrower following good faith negotiations with Lender, Borrower not being under any economic coercion or otherwise compelled by Lender or otherwise to accept such rate or undertake the Loan.

ARTICLE III: PAYMENTS

3.1           Voluntary Payments. Borrower shall have the right, at its option, to prepay the outstanding principal balance of the Note in whole at any time or in part from time to time, without premium or penalty.

3.2           Mandatory Payments. Borrower shall make the payments required by the Note, this Loan Agreement and the Loan Documents.

3.3           Procedure in Event of Default. After the occurrence of an Event of Default under the Loan Agreement, Lender shall have the collection rights granted by applicable law, including without limitation Ark. Code Ann. Section 4-9-601 through Section 4-9-624. In such an event, Lender shall also have the right, in the name of Borrower or otherwise, to request or demand payment, to settle, adjust or compromise any claims or disputes as to any Collateral subject to this Agreement as fully as Borrower could itself do.

3.4           Manner, Place and Effect of Payments and Payments. All payments of principal and interest on the Note, and all payments of fees or other Obligations hereunder shall be made in immediately available funds. If the due date for any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

ARTICLE IV: COLLATERAL AND SECURITY INTEREST

4.1           Collateral. To secure the payment of indebtedness and performance of the obligations owed from Borrower to Lender evidenced by the Note, together with all costs, expenses and attorneys’ fees incurred in the collection of same and enforcement of Lender’s rights hereunder, and in consideration of the mutual covenants and promises set forth herein, and in exchange for other good and valuable consideration, Borrower hereby presently, unconditionally and irrevocably grants to Lender a security interest in and lien upon and a right of set-off against all of the Collateral. No notice of the continuing grant of this security interest shall be required to be stated or evidenced on the face of any document representing any such future loans, consideration or other advances. Each confirmatory assignment schedule or other form of assignment at any time executed by Borrower shall be deemed to include the foregoing whether or not same appears therein. The security interest in the Collateral will be perfected, in part and without limitation of the other Loan Documents, by a UCC-1 Financing Statement to be filed with the Secretary of State of Delaware, as well as delivery of possession of the USC Note to Lender. The security interest in the Collateral shall, at all times, be a first, perfected and exclusive lien on the Collateral, and failure of such shall be an Event of Default. Lender shall also, as security for this Loan, have available to it all rights and powers afforded to Lender pursuant to the Warrant.

ARTICLE V: CONDITIONS TO LOANS

5.1           Conditions Precedent to Lending. The obligation of Lender to make advances of the Loan is subject to the accuracy, as of the date hereof, of the representations and warranties herein contained, to the performance by Borrower of its obligations to be performed hereunder and to the satisfaction of the following further conditions:

(a)           The representations and warranties contained in Article VII hereof shall be true in all material respects;

(b)           On or before the Closing Date, Borrower shall have delivered to Lender: (i) resolutions authorizing Borrower to enter into and perform all transactions set forth in this Agreement (including without limitation the execution and delivery of this Agreement and the Loan Documents); (ii) certified copies of the bylaws of Borrower, in form satisfactory to Lender; (iii) certificate of good standing for Borrower from the Delaware Secretary of State; (iv) a certified copy of the Articles of Incorporation from the Delaware Secretary of State for Borrower; and (v) evidence of qualification to do business in Arkansas and having full legal authority to enter into the USC Note and the right to enforce the USC Note.

(c)           Borrower shall have executed and delivered the following documents: the Note, this Agreement, the Security Agreement, the Allonge, the Warrant, and such other loan documents as Lender deems necessary or desirable to perfect its first and prior security interest in and to the Collateral, as provided in Section 4.1 hereof.

(d)           All proceedings to be taken in connection with the transaction contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Lender and its counsel, and Lender shall have received copies of all documents which it may reasonably request in connection with such transactions and all corporate proceedings with respect thereto in form and substance satisfactory to Lender and its counsel; and Lender has received lien search certificates, at Borrower’s sole cost and expense, covering Borrower, and evidencing the first, exclusive and paramount interest of Lender in the Collateral.

(e)           If requested by Lender, at Lender’s sole option, Borrower shall provide Lender with an opinion from counsel to Borrower, in such form and content as required by Lender.

(f)            Borrower shall deliver to Lender the original USC Note, endorsed pursuant to the Allonge, to the order of Lender.

ARTICLE VI: THE CLOSING

6.1           Closing. The Closing of the transactions contemplated by this Agreement, the delivery of all documents and instruments required hereunder to be delivered at the Closing shall occur on or before March 28, 2016, or at such later date and time as the parties hereto may mutually agree (the “Closing Date”), at Lender’s offices or other location agreed upon by the parties.

 Borrower acknowledges unconditional and irrevocable liability for all payments and performance due under this Loan Agreement, the Note and the Loan Documents, as the same may be amended from time to time.

ARTICLE VII:

REPRESENTATIONS, WARRANTIES AND COVENANTS

 Borrower represents, warrants and covenants with Lender as follows:

7.1           Organization, Authority and Qualifications. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is qualified to transact business in the State of Arkansas. Borrower: (i) has the power and authority to carry on its business and to enter into and perform its obligations under this Agreement and the other Loan Documents to which it is a party; (ii) has the authority to make the loan to USC evidenced by the USC Note; and (iii) has the authority to execute and deliver the Warrant;

7.2           Default. Borrower is not in default in any material respect under the provisions of any document or instrument evidencing any material obligations, indebtedness, or liability of Borrower or any agreement relating thereto, or under any order, writ, injunction, or decree of any court, nor is Borrower in default in any material respect under or in violation of any order, regulation, or demand of any governmental instrumentality, in each of the above instances which default or violation would have consequences which would materially and adversely affect the business or properties of Borrower. Borrower shall notify Lender within five (5) days of the occurrence or the receipt of any claim asserting the occurrence, of any material event of default under any note, indenture, mortgage or other instrument relating to any indebtedness of Borrower. In addition, Borrower is not aware of any default by USC pursuant to any of the USC Note as of the date of this Agreement, and are not aware after investigation of any claims, defenses or other impediments to collection from USC under the USC Note.

7.3           Authorization and Compliance with Laws and Material Agreements. The execution, delivery and performance of the Note and the other Loan Documents by Borrower have been duly authorized by all requisite action on the part of Borrower, and will not violate the incorporation documents of Borrower, and the execution, delivery, and performance of this Agreement and the other Loan Documents will not violate any provision of applicable law (including without limitation federal and applicable state securities laws), any order of any court or governmental agency applicable to Borrower, and will not conflict with, result in a breach of the provisions of, constitute a default under, or result in the imposition of any lien, charge, or encumbrance upon the assets of Borrower pursuant to the provisions of any indenture, mortgage, deed of trust, franchise, permit, license, note, or other agreement or instrument to which Borrower is now a party.

7.4           Litigation and Judgments. There are no actions, suits, or proceedings, at law or in equity, or by or before any governmental authority (other than matters before the FDA in the ordinary course of business concerning applications for clinical trials, marketing approval for products and similar matters), pending or threatened against or affecting Borrower which, if adversely determined, would have a materially adverse effect on the financial condition of Borrower, or the ability of Borrower to perform its obligations as contemplated by this Agreement. There are no outstanding judgments against Borrower as of the date of the execution of this Agreement. Borrower will not allow any final judgment for the payment of money rendered against it to remain undischarged for a period of thirty (30) days.

7.5           Taxes. Borrower has filed all federal and state tax returns or reports required of it, including but not limited to income, franchise, employment, and sales taxes, and has paid all tax liability to the extent the same has become due and before it may have become delinquent in accordance with such returns, except for such amounts, if any, as would not have a material adverse effect on Borrower, and Borrower is not aware of any pending investigations of Borrower by any taxing authority, or of any material pending but unassessed tax liability. Borrower will promptly pay and discharge, or cause to be paid and discharged, all lawful taxes and assessments and governmental charges imposed upon Borrower before the payment thereof shall be in default, subject to Borrower’s right to contest any such taxes in good faith. Within thirty (30) days after filing but no later than November 1 of each year, Borrower will provide Lender with its state and federal income tax returns for the prior calendar year.

7.6           Approvals Required. No registration with or approval of any governmental agency or commission is necessary for the execution or validity of this Agreement, the Note and the other Loan Documents with respect to Borrower, nor was such registration or approval required for consummation of the transaction described in the USC Note.

7.7          Performance of Obligations. Borrower shall be responsible for payment and performance of each of the Obligations, including, without limitation, the obligations of Borrower under this Agreement and each of the other Loan Documents, as the same may be amended or modified from time to time.

7.8           Preservation of Existence and Conduct of Business. Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence (as applicable), and to comply in all material respects with all laws, regulations, rules, statutes or other provisions applicable to Borrower in the operation of its business.

7.9           Compliance with Laws. Borrower will comply in all material respects with all applicable laws, rules, regulations and orders of any court or governmental authority.

7.10         Expenses and Legal Fees. Borrower will pay on demand all out-of-pocket expenses actually incurred by Lender arising in connection with the preparation of this Agreement or any amendment thereto and the closing of the transactions contemplated hereby including, but not limited to, all legal fees and expenses incurred by Lender in the preparation of the documents herein described and the Closing of this Agreement or in the preparation of all documents and the closing of all transactions related to any amendment or waiver of this Agreement.

7.11         Notice of Litigation, Material Adverse Changes, and Events of Default. Borrower will promptly give to Lender a notice in writing of: (i) any litigation or any proceeding before any governmental agency (excluding Borrower’s or USC’s proceedings before the FDA in the ordinary course of business concerning applications for clinical trials, marketing approval for products and similar matters) to which Borrower (or any Related Party of Borrower) is a party which, if adversely determined, would have a material adverse effect on the financial condition, affairs or operations of Borrower, (ii) any other matter which would materially and adversely affect the financial condition, affairs or operations of Borrower, (iii) the occurrence of any Event of Default, and (iv) any default by USC with respect to USC’s obligations pursuant to the USC Note.

7.12         Liens. Borrower owns the Collateral free and clear of any lien, security interest or other charge or encumbrance except for the security interest created by the Loan Documents, and except for the financing statements filed in favor of Lender relating to this Agreement, or assigned to Lender in connection with this Agreement, no other financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, nor is any lien or security interest on the Collateral provided by any contract or agreement to which Borrower is a party. Without the written consent of Lender, Borrower will not hereafter create, assume, or permit to exist any security interest, charge, encumbrance, or pledge of any kind pertaining to the Collateral for this Loan.

7.13         Mergers, Sales of Assets, Acquisitions and Dissolutions. Borrower will inform Lender in advance before it enters into any definitive agreement to: (i) become a party to any merger or consolidation in which its shareholders do not own a majority of the capital stock thereafter; (ii) sell, transfer, convey or lease all or substantially all of its assets; or (iii) purchase or otherwise acquire all or substantially all of the assets of any corporation or other entity or any changes or similar interest in any corporation or other entity which would materially adversely affect Borrower’s ability to pay the amounts due hereunder. Notwithstanding the foregoing, Borrower and Lender acknowledge the pending merger of Borrower with USC, pursuant to that certain Agreement and Plan of Merger dated March 28, 2016, and by execution hereof, Lender approves and consents to such merger and the transactions contemplated by such merger agreement insofar as they related to loan agreements between USC, 4 HIMS, LLC or Tribute Labs, LLC, and Lender, including the assignment of such loan agreements to USC or Borrower in connection with the closing of the transactions contemplated by the merger agreement, and Lender agrees to execute and deliver the Assignment and Assumption Agreements, in substantially the form delivered to the Lender before the date of this Agreement, consenting to such transactions.

7.14         Judgments. Unless covered by insurance, Borrower will not allow any final judgment for the payment of money rendered against Borrower to remain undischarged or unbonded for a period of thirty (30) days during which such judgment shall not be effectively stayed.

7.15         Compliance with Anti-Terrorism Orders.

 (a)          Borrower, and each officer, director and shareholder in Borrower, and all beneficial owners of Borrower, and any such officer, director and shareholder, are in compliance with the requirements of Executive Order No. 13224.66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Borrower agrees to make its policies, procedures and practices regarding compliance with the Orders of any Persons who become members of Borrower available to Lender for its review and inspection during normal business hours and upon reasonable prior notice.

 (b)         Neither Borrower, any officer or director of Borrower, nor the beneficial owner of Borrower, or any such officer or director:

(i)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists collectively referred to as the “Lists”);

(ii)	is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iii)	is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iv)	shall transfer or permit the transfer of any interest in Borrower or any Related Party to any Person who is or whose beneficial owners are listed on the Lists.

 (c)         If Borrower obtains knowledge that Borrower or any of Borrower’s members or their beneficial owners become listed on the Lists or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.

 (d)         If Borrower is listed on the Lists, no funds or other disbursements under the Loan Documents shall be made and all of such funds shall be paid in accordance with the direction of a court of competent jurisdiction.

 (e)         If Borrower obtains knowledge that USC, any of its members or beneficial owners become listed on the Lists or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.

7.16         Statement of Commercial Intention. The proceeds of the Note shall: (i) be used by Borrower exclusively for commercial purposes which are represented by Borrower to be of substantial benefit to Borrower with the intention that Lender rely thereon, and (ii) not be used for any personal, household, familial or other consumer purpose.

7.17         Purpose of Loan. The proceeds of the Loan are not being used to purchase or carry any “margin stock” within the meaning of Regulation “U” of the Board of Governors of the Federal Reserve System, nor to extend credit to others for that purpose. The Loan is exempt from the provisions of the Federal Consumers Credit Protection Act (Truth in Lending Act) and Regulation “Z” of the Board of Governors of the Federal Reserve System, because Borrower and the Guarantors are fully excluded therefrom, and because said extension of credit is only for business or commercial purposes of Borrower and is not being used for personal, family, household or agricultural purposes.

7.18         Taxes. The proceeds of the Loan shall not be used by Borrower to pay any state or federal income or other withholding tax.

7.19         Additional Covenant of Borrower. Borrower and Lender acknowledge that Lender’s rights in and to the common stock of Borrower, pursuant to the Warrant, constitutes a material portion of the consideration for Lender extending credit to Borrower. Therefore, Borrower covenants that if, at any time prior to the full satisfaction of the Obligations, the product of: (A) number of unexercised shares in favor of Lender pursuant to the Warrant; multiplied by (B) the value of the common stock of Borrower, shall fall below the product of: (Y) 1.50; multiplied by (Z) the outstanding principal balance of the Note, then, notwithstanding any provision of this Agreement to the contrary, Borrower shall have three (3) Business days after delivery of notice from Lender to either: (1) amend the, or provide an additional Warrant to provide Lender with rights to additional shares of common stock of Borrower; or (2) reduce the principal balance of the Note to bring Borrower in compliance with the requirements set forth above in this Section 7.19. Failure of Borrower to comply with the corrective measures set forth in this Section 7.19 shall constitute an Event of Default, and thereafter Lender shall have all remedies set forth in this Agreement and the Loan Documents.

7.20         Further Assurances. Upon the request of Lender, Borrower shall duly execute and deliver or cause to be executed and delivered, at the cost and expense of Borrower, such further instruments as are necessary or proper in this Agreement and the other Loan Documents and to do all things necessary to preserve, validate, perfect, and continue the liens and security interests of Lender under this Agreement and the other Loan Documents.

ARTICLE VIII: NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that at all times from and after the Closing Date until the termination of this Agreement, during any time that there is an outstanding balance under the Note, unless the Lender shall otherwise consent in writing, such consent to be at the discretion of the Lender, Borrower will not, either directly or indirectly:

8.1           Indebtedness. Incur, create, assume or permit to exist any indebtedness, or on account of deposit, advance or progress payments under contracts, or any other indebtedness, including, but not limited to, indebtedness evidenced by notes, bonds, debentures or similar obligations in excess of $500,000.00, except Indebtedness to the Lender arising under this Loan Agreement and evidenced by the Note executed in connection herewith.

8.2           Sale of Assets. Sell, lease, transfer or dispose (other than in the normal course of business or as allowed by this Agreement) of all, or substantially all, of its assets.

8.3           Sale of Collateral. Sell, discount or otherwise dispose of any of the Collateral with or without recourse.

ARTICLE IX: RESTATEMENT

9.1           Restatement. Intentionally left blank.

ARTICLE X: DEFAULT

10.1         Events of Default. Each of the following, upon delivery of notice by Lender to Borrower, shall be deemed an “Event of Default,” the occurrence of which shall, at the option of Lender, cause all Obligations owing to Lender pursuant to the Note or otherwise to become due and payable on demand, without presentment, protest or notice of any kind, all of which are hereby expressly waived:

 (a)           Borrower shall fail to pay any payment of principal, interest, or other payment, within ten (10) days of the date when due in accordance with the provisions of the Note or this Loan Agreement;

 (b)           Any representation or warranty made by Borrower to Lender in this Agreement or in any other of the Loan Documents is untrue in any material respect, or any schedule, statement, report, notice or writing furnished by Borrower to Lender is untrue in any material respect on the date as of which the facts set forth therein are stated or certified, or information is omitted from such schedules, statements, reports, notices, or writings, and the omission of such information causes any representations and warranties contained therein to be misleading in any material respect.

 (c)           Borrower shall refuse or fail to observe or perform any other material covenant, condition or agreement on the part of Borrower contained in this Agreement, the Note or any other Loan Document, and the default is not cured to Lender’s commercially reasonable satisfaction within thirty (30) days of written notice of default from Lender. The notice and cure periods provided in subsections (a), (d), (e) and this subsection (c) shall run concurrently, and not consecutively, with any other “notice” or “cure” period in any other Note or Loan Document. Borrower and Lender agree the thirty (30) day cure period set forth in this Section 10.1 (c) shall not apply to any default of Borrower pursuant to Section 7.19 herein.

 (d)           Borrower shall have had an order for relief entered against it under the Bankruptcy Reform Act of 1978 (the “Act”), or a trustee or receiver shall be appointed for Borrower, of all or a substantial part of the property of Borrower, in any involuntary proceeding under the Act or otherwise, or any court shall have taken jurisdiction of all or a substantial part of the property of Borrower in any involuntary proceeding for the reorganization, dissolution, liquidation or winding up of Borrower, and such trustee or receiver shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal within thirty (30) days; or an involuntary Petition for relief under the Act which is filed against Borrower, has not been dismissed within sixty (60) days from the date of its filing; or Borrower, shall become insolvent or shall admit in writing its or his inability to pay its or his debts generally as they become due, or shall generally not be paying its of his debts as such debts become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its or his property or a substantial part thereof, or shall have failed within sixty (60) days to pay or bond or otherwise discharge any judgment or any attachment of a material item of property which is unstayed on appeal.

 (e)           Except as set forth in Section 10.1(a) above, Borrower shall default in performing the obligations imposed upon it by the terms of any note, indenture, mortgage, security agreement or other instrument relating to any material indebtedness of Borrower, and any such default is not cured to Lender’s commercially reasonable satisfaction within thirty (30) days of written notice of default from Lender.

10.2        Remedies Upon Default. Upon the occurrence of any Event of Default, as specified herein, the Lender shall, at its option, be relieved of any obligation to make further advances pursuant to the Note, or otherwise under this Agreement or the Loan Documents; and Lender may, at its option, thereupon declare the entire unpaid principal balances of the Note, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under the Loan Documents, the USC Note, or available at law or in equity. Further, Lender shall have the express right to exercise all rights and powers available to it pursuant to the Warrant.

ARTICLE XI: MISCELLANEOUS

11.1         Waiver. Neither this Agreement nor any of the other Loan Documents may be changed, waived, discharged, or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

11.2         Assignment by Borrower. Borrower may not assign or otherwise transfer its rights and obligations pursuant to this Agreement without the prior written consent of Lender, at Lender<s sole and absolute discretion, and, subject to such restriction, the provisions hereof shall extend to and be binding upon Borrower’s successors and assigns. All covenants and agreements made by or on behalf of any of the parties hereto shall bind and inure to the benefit of and be enforceable by successors and assigns of the parties hereto, whether so expressed or not, and in particular, shall inure to the benefit of, and be enforceable by, the holder or holders of the Note.

11.3         Survival of Representations and Warranties; Participation or Assignment by Lender. All representations and warranties contained herein or in any other instrument contemplated hereby shall survive the execution and delivery of this Agreement and the Note, and no investigation by Lender or any closing shall affect such representations and warranties or the right of the Lender to rely on and enforce them. Lender shall have the right to assign any and all rights it may have under this Agreement, the Note and the Loan Documents, it being understood and agreed that the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns, and provided further: (i) any such assignee shall take subject to the obligations of this Agreement in the same manner as though such assignee were an original signatory to this Agreement; and (ii) no assignment shall relieve, release or discharge any party hereto from any of its obligations and duties herein set forth. Borrower does hereby acknowledge and agree that the Loan may be sold, in whole or in part, in the form of participations or outright. Borrower hereby consents to such sale or participation of the Loan by any number of lenders and in any amount, up to but never to exceed the total amount of the Loan outstanding, and hereby authorizes Lender to inform and share with such prospective or actual participants any and all data, material, financial statements, credit reports or other information of any kind whatsoever in the possession of Lender from whatever source obtained and relevant or related to the Loan or this Agreement in any way. Borrower and Lender further agree participation by Lender of less than the entire amount of the Loan (even if such participation may exceed such portion of the Loan evidenced by the Note), shall have no effect on the obligations of Borrower to Lender pursuant to this Agreement.

11.4         Non-Control. In no event shall the rights of Lender hereunder or pursuant to any or all of the Loan Documents provide Lender control of the business, management or properties of Borrower or the power over the daily management functions and operating decisions made by Borrower concerning the Property or otherwise.

11.5         Notices. Any and all notices or demands which must or may be given hereunder or under any other instrument contemplated hereby shall be given be delivery in person or by registered or certified mail, return receipt requested, postage prepaid, as follows:

To Lender:	Bear State Bank, N.A.
900 South Shackleford Road, Suite 401
Little Rock, Arkansas 72211
Attn: Steve Moore, Executive Vice President

To Borrower:	Adamis Pharmaceuticals Corporation
11682 El Camino Real, Suite 300
San Diego, CA 92130
Attn: Robert O. Hopkins, Vice President and Chief
Financial Officer

All such communications, notices, or presentations and demands provided for herein shall be deemed to have been delivered when actually delivered in person to the respective parties, or if mailed, then three business days after the date of mailing, provided that such mailing is by registered or certified mail, return receipt requested, with postage prepaid.

11.6         Applicable Law. This Agreement, the Note, and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Arkansas and the applicable laws of the United States of America, except the creation, perfection, and enforcement of certain security interests obtained in connection with this Agreement or other Loan Documents may be governed by the laws of the State of Arkansas or Delaware, as applicable.

11.7         Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8         Severability. Any section, clause, subsection, sentence, paragraph, or provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be confined to the section, clause, subsection, sentence, paragraph or provision so held to be invalid, illegal or ineffective.

11.9         Effect of Waiver. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

11.10       Indemnification. Borrower agrees to indemnify Lender from and against any and all claims, losses and liabilities, including, without limitation, reasonable attorneys’ fees, growing out of or resulting from this Agreement (including without limitation enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from Lender’s gross negligence or willful misconduct. The indemnification provided for in this Section shall survive the payment in full of the Loan.

11.11       Liens; Setoff by Lender. Borrower hereby grants to Lender a continuing lien, as security for the Note and all other indebtedness of the Borrower to the Lender, upon any and all of its monies held in bank accounts of Borrower maintained at Lender, now or hereafter held or received by or in transit to, the Lender from or for Borrower, and also upon any and all deposits (general or special, matured or unmatured) and credits of the Borrower against the Lender, held by Lender at any time existing. Upon the occurrence of any Event of Default as specified above, the Lender is hereby authorized at any time and from time to time, without notice to Borrower to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtedness of the Borrower to the Lender.

11.12       Interest Limitations. It is the intention of the Lender and Borrower to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall Lender ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate of interest which Lender may lawfully charge under applicable law in effect from time to time, including without limitation the Arkansas Constitution which may incorporate 12 U.S.C. § 1831u(f) (the “Maximum Rate”); and in the event that the holder of any of the Note ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced thereby; and if the principal amount of the indebtedness evidenced thereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Borrower, or other party lawfully entitled thereto. Any provision hereof, or of any other agreement between the Lender and Borrower that operates to bind, obligate, or compel Borrower to pay interest in excess of the Maximum Rate shall be construed to require the payment of the Maximum Rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Lender and Borrower that is in conflict with the provisions of this paragraph.

11.13       Fees and Expenses. Borrower agrees to pay, or reimburse Lender for, the actual out-of-pocket expenses, counsel fees and expenses, and fees of any accountants, inspectors or other similar experts, as deemed necessary by the Lender, incurred by the Lender in connection with the development, preparation, execution, amendment, recording, administration (excluding the salary of Lender’s employees and Lender’s normal and usual overhead expenses) or enforcement of, or the preservation of any rights under this Loan Agreement, the Loan Documents, and any instrument or document now or hereafter securing the Loan, including all filing fees, recording taxes and fees for lien searches.

11.14       Time of Essence. Time is of the essence regarding all provisions of this Loan Agreement, the Note and all other instruments and documents executed and delivered in connection with this Loan Agreement.

[ Signature Page to Follow ]

Signature Page

Loan and Security Agreement dated March 28, 2016

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in multiple counterparts, effective this 28th of March, 2016.

BORROWER:

ADAMIS PHARMACEUTICALS CORPORATION,
a Delaware corporation

By:	/s/ Robert O. Hopkins
Name:	Robert O. Hopkins
Title:	Chief Financial Officer

LENDER:

BEAR STATE BANK, N.A.,
a national banking association

By:	/s/ Steve Moore
Steve Moore, Executive Vice President

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